Exhibit 99.1

T.J.T., INC. SALES UP 20 PERCENT IN FIRST QUARTER,
HIGHER COSTS CAUSE NET LOSS

EMMETT, IDAHO - February 15, 2005 - T.J.T., Inc. (OTCBB:AXLE.OB), a supplier of recycled axles, tires and aftermarket accessories to the manufactured housing industry, today reported strong sales growth in the first quarter ended December 31, 2004, compared to the same period a year ago.

Despite the sales growth, the company incurred a loss as a result of higher operating costs.

Sales were $5.3 million in the first 2005 quarter, up 20 percent from $4.4 million in the comparable period last year. The gain stemmed from 15 percent higher sales of axles and tires and a 37 percent increase in the company’s accessories and siding segment.

Higher sales were offset by a 26 percent increase in cost of goods sold. Supply shortages of used tire and axle components resulted in higher purchase and transportation costs during the quarter, contributing to a 4 percent decline in gross margin to 20.3 percent from 24.3 percent in the same year ago quarter. Lower gross margin, combined with higher selling, general and administrative expenses, resulted in a net loss of $67,000, or $0.01 per basic and fully diluted share. In the prior year quarter, net income was $55,000, or $0.01 per basic and fully diluted share.

In the first quarter, the company’s share of undistributed income in a joint venture contributed $35,000 to operating income compared to a net loss of $1,000 in the 2004 first quarter.

“It was a quarter of mixed results that included solid progress on recent initiatives,” said Terrence Sheldon, president and chief executive officer of T.J.T. “The company’s successful expansion of market opportunities in its aftermarket accessories segment in the past few months fueled, in part, the 20 percent sales growth quarter-over-quarter.”

The challenges T.J.T. encountered in the first quarter of 2005 related to higher costs have a bright side, according to Sheldon. “Demand for reconditioned axles and tires improved in the first quarter as manufactured housing shipments in the company’s market area jumped 14 percent over the same quarter last year. That contributed to a shortage of axle and tire components, driving up costs and requiring purchases outside our normal market areas. We expect that recent sales price increases for our product will contribute to gross margin improvement in the future.”

Established in 1977, T.J.T. is a major provider of recycled axles and tires to the manufactured housing industry. It operates recycling facilities in Idaho, Washington, California and Colorado and serves 13 western states. In addition to the recycling business, T.J.T. manufactures steel hangers and framing components at its Oregon facility. The company also sells aftermarket products to manufactured housing industry, recreational vehicle industry and residential markets. This release contains certain forward-looking statements, which are based on management’s current expectations including, but not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition changes in legislation or regulations, and other economic, competitive, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and services.

T.J.T., INC.

BALANCE SHEETS  (Unaudited)

(Dollars in thousands)

	Dec. 31 2004	Sept. 30 2004

Current assets:
Cash and cash equivalents	$496	$843
Accounts receivable (net of allowances and discounts of $81 and $23)	1,052	1,349
Current portion of notes receivable	103	105
Inventories	3,009	2,847
Prepaid expenses and other current assets	148	202
Total current assets	4,808	5,346

Property, plant and equipment, net of accumulated depreciation	720	728

Notes receivable, net of current portion	334	338
Real estate held for investment	223	224
Investment in joint venture	711	676
Other assets	214	212
Deferred tax asset	218	179
Total assets	$7,228	$7,703

Current liabilities:
Accounts payable	$483	$556
Accrued liabilities	303	640
Total current liabilities	786	1,196

Deferred income and other noncurrent obligations	59	57
Total liabilities	845	1,253

Shareholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.001 par value; 10,000,000 shares authorized; 4,504,939 shares issued and outstanding	5	5
Capital surplus	5,791	5,791
Retained earnings	587	654
Total shareholders’ equity	6,383	6,450
Total liabilities and shareholders’ equity	$7,228	$7,703

T.J.T., INC.

STATEMENTS OF OPERATION (Unaudited)

(Dollars in thousands except per share amounts)

For the three months ended December 31,	2004	2003

Sales (net of returns and allowances):
Axles and tires	$3,813	$3,326
Accessories and siding	1,441	1,051
Total sales	5,254	4,377

Cost of goods sold
Axles and tires	3,190	2,592
Accessories and siding	997	721
Cost of goods sold	4,187	3,313

Gross profit	1,067	1,064

Selling, general and administrative expenses	1,229	1,028

Operating income (loss)	(162)	36

Interest income	16	14
Investment property income	—	31
Undistributed equity interest in joint venture income	35	(1)
Rental income	4	11
Other income	1	—

Income (loss) before taxes	(106)	91

Income taxes (benefit)	(39)	36

Net income (loss)	$(67)	$55

Net income (loss) per common share
Basic and diluted:
Continuing operations	$(0.01)	$0.01

Net income (loss) per common share	$(0.01)	$0.01

Weighted average shares outstanding	4,504,939	4,504,939

T.J.T., INC.

STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in thousands)

For the three months ended December 31,	2004	2003

Cash flows from operating activities:
Net income (loss)	$(67)	$55
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42	51
Gain on sale of assets	(1)	(31)
Undistributed equity earnings in joint venture	(35)	1
Change in accounts receivables	297	489
Change in inventories	(162)	(45)
Change in prepaid expenses and other current assets	54	(2)
Change in accounts payable	(73)	(487)
Change in taxes	(39)	36
Change in other assets and liabilities	(336)	(241)
Net cash used by operating activities	(320)	(174)

Cash flows from investing activities:
Purchases of property, plant and equipment	(32)	(163)
Repayments received on notes receivable	4	10
Proceeds from sale of assets	1	—
Land purchased for investment	—	(11)
Proceeds from sale of land held for investment	—	36
Net cash used by investing activities	(27)	(128)

Net change in cash and cash equivalents	(347)	(302)
Cash and cash equivalents at October 1	843	1,072

Cash and cash equivalents at December 31,	$496	$770

Supplemental information:
Cash paid for interest	$—	$1